EXHIBIT 10.2

                                   AGREEMENT


     THIS AGREEMENT by, between and among Bion Environmental Technologies, Inc. ('Bion') (Bion, together with its wholly-owned subsidiaries, are sometimes referred to as the 'Bion Companies') and Edward T. Schafer ('ES') is executed to be effective January 1, 2011. The previously executed email agreement/term sheet dated August 12, 2010 ('Initial Agreement') sets forth the material terms of this Agreement and is incorporated herein by reference and is attached hereto as Exhibit A.

     WHEREAS the Bion Companies desire to receive the services of ES upon the terms and conditions set forth in this Agreement;

     AND WHEREAS ES desires to provide to the Bion Companies with his services upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to engage the services of ES (with the express consent of ES as evidenced by his signature below) upon the terms and conditions set forth in the following paragraphs:

     1) The Term of this Agreement shall run from January 1, 2011 ('Commencement Date'), through a date three years after the Commencement Date ('Term'), during which Term ES shall provide to the Bion Companies his services as set forth in the following provisions:

          a) ES shall provide his senior management services on an approximately '75% full time basis' to the Bion Companies, initially as Executive Vice Chairman ('VC') of Bion, with duties per discussions to date and as set forth in the Initial Agreement and as determined by Bion's Board of Directors from time-to-time;

          b) ES shall, at the request of Bion's Board of Directors, also serve in such senior management officer ('SMO') positions at Bion's subsidiaries as determined by the Board of Directors from time-to-time;

          c) ES, as VC and/or SMO of Bion and/or its subsidiaries, will be part of a small senior management cadre which will divide among themselves all of the necessary management duties of the Bion Companies; ES shall report to the Board of Directors of Bion, which will also be responsible for evaluation of his performance; and

          d) Additionally, ES shall serve as a member of Bion's Board of Directors.

          e) ES and the Bion Companies shall work out a mutually acceptable manner of handling office costs, business expenses, travel expenses, etc. which is consistent with the current treatment by the Bion Companies in relation to other senior management and senior technical employees; in addition, ES shall be eligible for reimbursement for reasonable medical insurance premiums for his family and shall have the right to participate in existing or subsequently adopted 401(k) plans and/or other senior management incentive and/or bonus plans;

          f) ES shall schedule vacation time in coordination with the senior management of the Bion Companies in a manner consistent with ES's duties.

     2) Compensation during the Term of this Agreement (all compensation items herein and this entire Agreement presume that Bion is receiving and ES is providing the services as set forth above):

          a) Compensation from the Bion Companies to BON for services provided by ES shall initially be at an annual rate of $250,000 per year, which compensation shall consist of $150,000 cash compensation and $100,000 payable in Bion's common stock (issued pursuant to Bion's 2006 Consolidated Incentive Plan and its effective S-8 Registration Statement on a monthly basis at the closing bid price of the final three trading days of the prior calendar month); PROVIDED, HOWEVER, commencing on the month following the first calendar month end during the Term after the date on which Bion has completed an equity financing in excess of $3 million (net of commissions and other offering expenses) in cash, ES's compensation shall thereafter be a an annual rate of $225,000, all of which shall be payable in cash; NOTWITHSTANDING such provision, the transition to all cash compaensation shall take place no later July 1, 2011;such cash compensation shall be payable in twice monthly equal installments commencing unless agreed otherwise in writing;

          b) pursuant to the Initial Agreement, Bion has granted to ES on the options as set forth therein('Initial Options'), each of which Initial Options may be exercised and shall vest as set forth in the Initial Agreement; in addition, effective upon execution of this Agreement, Bion shall, and hereby does, grant to ES an additional 200,000 options ('New Options'), which New Options shall vest on the initial date of the Term and shall be exercisable until January 15, 2018 at a price equal to $.10 above the closing bid price on December 31, 2010, PROVIDED, HOWEVER, if ES fails to provide the services to the Bion Companies for the entire Term (except if this is the result of the Bion Companies terminating ES for other than cause), all unvested Options on the date on which ES's termination takes place shall be automatically cancelled on such termination date; for the purposes of these provisions, termination for cause shall include, without limitation, any of the events listed below:

               A) ES's conviction of any criminal act including, without limitation, misappropriation of funds or property of the Bion Companies or any other felony criminal act;

               B) ES's misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or substantial neglect of duties; and

               C)  Breach by ES of any material provision of this Agreement;

FURTHER PROVIDED, if ES elects to terminate his employment by Bion (other than as a result of material uncured breach by Bion of the terms of this Agreement which remains uncured for 120 days after written notice from ES to
Bion) or if Bion terminates ES for cause, the Options which have vested shall be cancelled on a pro-rata basis and ES shall keep the percentage of Options which equals the percentage of the Term during which ES appropriately provided his services to Bion pursuant to this Agreement.


          d) In the event that the Bion Companies elect to terminate ES without cause, the Bion Companies shall pay ES his full salary and benefits (subject to reasonable mitigation by ES) for the lesser of the balance of the Term or six (6) months.

          e) Further, while the Bion Companies and ES have discussed the Bion's 'goal' of being able to justify the declaration/payment of substantial cash and/or stock bonuses to senior management (and consultants performing senior management functions) once initial major projects (initial Integrated Projects and/or Central Processing Facilities with integrated ethanol plants and 'end-users') have been financed/constructed/completed, ES understands that the Bion Companies are making no commitments related to such bonuses to ES (or any other officer, director, employee or consultant) other than that ES will be treated/evaluated in the same manner as all other senior management personnel (including consultants). Any such bonuses will be declared/paid only when and if the then existing Board of Directors of Bion determines that such bonuses have been earned and are in the best interests of the shareholders.

          f) Additionally, to the extent that Bion develops policies regarding vesting of Options and/or bonuses in the event of a 'change of control' in the future, ES will be treated in the similar manner as all other SMO's, directors, key employees & consultants pursuant to such policies.

     3) ES, through a date no earlier than 2 years after the expiration of the Term (including any extension thereof) will abide by the terms and provisions of a Confidentiality/Proprietary Information Agreement (copy attached hereto as an Exhibit B) and further agrees that, unless expressly waived by the Bion Companies in writing, ES will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit B and that notwithstanding any other terms herein, Exhibit B shall remain in full force and effect; and ES expressly acknowledges and agrees that: a) at no time during the Term or during a two (2) year period following the end of the Term (including any extensions thereto) shall ES compete with the Bion Companies;
b) all work product, inventions, etc. of ES made during ES's employment pursuant to this Agreement shall be the sole property of the Bion Companies and ES, as applicable, shall execute such assignments and /or other documents as may be required to fully vest such ownership in the Bion Companies; and c) all proprietary information and other information concerning the Bion Companies (and each of its partners/joint venturers) acquired pursuant to the service of ES to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), ES shall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.)

     4) a) The Bion Companies shall reimburse ES for purchase of basic equipment (computer/cell phone/etc.) acquired during the Term which is needed for performance of ES's duties to the Bion Companies, which equipment will be owned by the Bion Companies.

          b) ES shall initially work from his home office in North Dakota which requirement shall not be changed except by mutual written agreement between ES and Bion.

          c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          d) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.

          e) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          f) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          g) in the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          h) This Agreement shall constitute the entire agreement between the parties hereto Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                     Bion Environmental Technologies, Inc.


                                     By: /s/ Mark A. Smith, President


                                     /s/ Edward T. Schafer
                                     Edward T. Schafer